Exhibit 10.1

April 17, 2003

Mr. Stuart L. Bascomb
13310 Kings Glen Drive
St. Louis, MO 63131

Re: Amendment to Executive Employment Agreement

Dear Stuart:

        The purpose of this letter to is memorialize our agreements with respect to certain changes to, and to further amend, the Amendment to Executive Employment Agreement (the “Agreement”)between you (“Executive”) and Express Scripts, Inc. (the “Company”) dated as of July 8, 2002 (the “Amendment”). By executing this letter agreement you and the Company hereby agree as follows:

         A.        The fourth sentence of Paragraph 3 of the Amendment regarding the acceleration of the vesting of certain equity compensation (the “Deleted Language”) is hereby deleted in its entirety.

         B.        This amendment shall supersede the terms of the Amendment ab initio, such that the Deleted Language, and any action taken to effectuate such Deleted Language, are hereby deemed null and void as of the effective date and time of the Amendment.

         C.        The Company agrees to provide certain agreed upon severance benefits to Executive in exchange for his agreements herein.

         D.        Except as specifically set forth in this letter, no other changes have been made to the Agreement or the Amendment, and the Agreement and the Amendment shall remain in full force and effect.

        Please indicate your agreement to the foregoing by signing this letter below.

EXPRESS SCRIPTS, INC.
By: /s/ Barrett A. Toan

Barrett A. Toan
Chairman and Chief Executive Officer
Accepted and agreed to this 17th day of April, 2003:
/s/ Stuart L. Bascomb

Stuart L. Bascomb